Exhibit 99.1

Pareteum Closes $50 million Credit Facility with Post Road Group

Facility Accelerates Growth

NEW YORK, NY – February 26, 2019 (PR Newswire) –Pareteum Corporation (NASDAQ: TEUM), a rapidly growing global cloud software communications platform company with a mission to connect every person and every(thing)™, today announced that it has closed a US$50 million committed senior secured credit facility with Post Road Group to enable rapid growth of operations domestically, and abroad, via targeted mergers and acquisitions.

Pareteum Executive Chairman and Principal Executive Officer Hal Turner commented, “During 2018, we showed our ability to convert our contractual revenue backlog into tangible results.

This financing gives us a new currency with which to support our aggressive market consolidation through accretive acquisitions and organic growth strategy and improves leverage in the business to respect the value that management places on equity. The facility will allow us to continue on our current growth trajectory in 2019 and the future.”

Michael Bogdan, Managing Partner of Post Road Group added: “We are excited to become Pareteum’s capital partners during its next phase of growth and development. The strength of Pareteum’s combined capabilities after its recent acquisitions creates a company with significant scale and international presence to drive further consolidation in this industry.”

The credit facility was led by Post Road Group and is a milestone transaction for Pareteum’s mission to connect every person and every(thing)™. The credit facility provides financing secured through Pareteum’s existing recurring revenue streams from its software as a service platform, as well as its growing intellectual property portfolio. The transaction enables Pareteum to continue to demonstrate its ability to grow revenues on an organic as well as inorganic basis, globally.

Approximately $11 million of the initial draw will be used to repay the debt from Fortress Credit Corp. assumed in the iPass transaction. Remaining terms of the transaction are disclosed in Pareteum’s regulatory filings.

About Pareteum Corporation:

Millions of people and devices are connected around the world using Pareteum’s Global Cloud Communications Platform, enhancing their mobile experience. Pareteum unleashes the power of applications and mobile services, bringing secure, ubiquitous, scalable, and seamlessly available voice, video, SMS/text messaging, and data, media and content enablement to our customers, making worldwide communications services easily and economically accessible to everyone. By harnessing the value of our cloud communications platform, Pareteum serves enterprises, communications service providers, early stage innovators, developers, IoT, and telecommunications infrastructure providers Pareteum envisions a new mobile communications experience imagining what will be, and delivering now.  Pareteum currently has offices in North America, South America, Spain, Bahrain, Singapore, Indonesia, Germany, Belgium, United Kingdom, Russia, and the Netherlands.  For more information please visit:  www.pareteum.com.

About Post Road Group:

Post Road Group is a private investment firm located in Stamford, Connecticut. The firm deploys three complementary strategies: Corporate Special Opportunity Investing, Multi-family Ownership, and Real Estate Finance. Since its founding in 2015, Post Road Group has completed over $750 million of investments.

Post Road’s Special Opportunity Fund I invests in middle-market private debt and equity investments, with a focus on the telecommunications, media and technology (“TMT”), business service, and healthcare service industries. The firm provides companies with flexible capital for strategic acquisitions, organic growth, and other special situations. Post Road’s Multi-family platform acquires and operates well-located multi-family properties nationwide, with a focus on attractive in-place cash flow and the ability to create value through repositioning. The firm’s Real Estate Finance platform provides bridge, mezzanine and preferred equity financing solutions to real estate operators nationwide seeking fast and flexible capital.

Contractual Revenue Backlog Definition:

Contractual Revenue Backlog, or just Backlog, a Non-GAAP measure, is measured on a forward looking 36-month snapshot view monthly, and is generated by each of the Company’s Managed Services, Global Software Defined Cloud, and Application Exchange & Developer’s Platform customers. The Pareteum multi-year Software-as-a-Service agreements include service establishment and implementation fees, guaranteed minimum monthly recurring fees, as well as contractually scheduled subscribers, in some cases including subscriber usage, during the term of the agreement, and, their resulting monthly contractual revenue. There can be no assurances that we reach the total contract revenue backlog. Timing of revenue recognition may vary from actual results.

Forward Looking Statements:

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Pareteum’s plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Pareteum’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Pareteum may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Pareteum also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Pareteum’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from Pareteum Corporation.

Pareteum Investor Relations Contacts:

Ted O’Donnell

Chief Financial Officer

+1 212 984 1096

InvestorRelations@pareteum.com

Stephen Hart

Hayden IR

+1 917 658 7878

Carrie Howes
Rayleigh Capital
European- Global IR
+1 416 837 0075